Exhibit 8.1

GOLDEN SUN TECHNOLOGY GROUP LIMITED

List of Subsidiaries

(as of September 30, 2025)

Subsidiaries	Date of Incorporation	Jurisdiction of Formation	Percentage of direct/indirect Economic Ownership	Principal Activities
Hong Kong Jintaiyang International Education Holding Group Limited (“Golden Sun Hong Kong”)	June 23, 2017	Hong Kong, PRC	100%	Investment holding
Golden Sun (SH) Cultural and Tourism Research Institute Limited (“Golden Sun (SH)”) (a)	April 3, 2023	Hong Kong, PRC	100%	Investment holding
Zhejiang Golden Sun Education Technology Group Co., Ltd. (“Golden Sun Wenzhou” or “WFOE”)	October 24, 2018	PRC	100%	Education and management services
Wenzhou City Ouhai District Yangfushan Culture Tutorial School (“Yangfushan Tutorial”)	May 5, 2008	PRC	100%	Tutorial services
Wenzhou Lilong Network Technology Co., Ltd. (“Wenzhou Lilong”)	December 17, 2019	PRC	100%	Education, logistics and accommodation services
Shanghai Fuyouyuan Health Technology Co., Ltd, (“Shanghai Fuyouyuan”)	March 7, 2023	PRC	100%	Health business
Zhejiang Golden Sun Selection Technology Co., Ltd.(“Golden Sun Selection”)	November 17, 2023	PRC	100%	E-commerce services
Shanghai Fuyang Cultural and Tourism Development Co., Ltd. (“Shanghai Fuyang”)	September 5, 2024	PRC	100%	Cultural and tourism
Shanghai Wensaier Education Technology Co., Ltd (“Shanghai Wensaier”）	June 18, 2025	PRC	100%	Tutorial services
Zhejiang Oulong Cultural and Tourism Industry Development Co., Lt（“Zhejiang Oulong”）	July 2, 2020	PRC	100%	Cultural and tourism

(a)	Golden Sun (SH) formerly known as CF (HK) Heath Technology Limited, changed its name on September 25, 2024.

(b)	Wenzhou Lilong, formerly known as Wenzhou Lilong Logistics Services Co., Ltd., changed its name on June 19, 2025.